Electronically Filed
08/20/2015 10:04:04 AM

CLERK OF THE COURT

ORDR

Peter Dubowsky, Esq.
Nevada Bar No. 4972
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
DUBOWSKY LAW OFFICE, CHTD.
300 South Fourth Street, Suite 1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff

NEVADA DISTRICT COURT

CLARK COUNTY, NEVADA

SOMERSET CAPITAL, LTD. Plaintiff, vs. BAKHU HOLDINGS, CORP. fka PLANET RESOURCES CORP., a Nevada corporation; and DOES I-X and ROE CORPORATIONS I-X, inclusive Defendants	Case No.: A-15-720990-C Dept No.: XXXII Date: August 20, 2015 Time: 9:00 a.m.

ORDER FOR WRIT OF INJUNCTION AND APPOINTMENT OF RECEIVER [NRS 78.630]

This matter having come on for hearing on Plaintiff SOMERSET CAPITAL LTD.'S Petition for Writ of Injunction and Appointment of Receiver ("Application") at the above date and time, and the Court having reviewed the pleadings and documentation on file herein, and the Court finds that BAKHU HOLDINGS, CORP. ("Defendant Corporation" or "BAKHU") being an insolvent corporation, ceasing to exist in all manners whatever, and that SOMERSET CAPITAL LTD., as proxy for Alexander Deshin, an individual owner and super-majority shareholder, and having properly applied to this Court

to have a receiver appointed for the Defendant Corporation, and good cause appearing, and there being no opposition filed thereto, and pursuant to E.D.C.R 2.23, therefore, it is hereby

ORDERED that Plaintiff, SOMERSET CAPITAL LTD.'S Writ of Injunction and Application for Receiver is GRANTED in its entirety; and it is further

ORDERED that Robert L. Stevens, is appointed as receiver for BAKHU HOLDINGS CORP.; and it is further

ORDERED that, pursuant to N.R.S. §78.630, Plaintiff, SOMERSET CAPITAL LTD., through the appointed Receiver, Robert L. Stevens, is granted the authority to conduct business of BAKHU HOLDINGS, CORP., the Defendant Corporation; and to take charge of the estate and effects thereof, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustee may be continued as long as this Court shall think necessary for the purposes aforesaid.

IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED:

1. Robert L. Stevens is appointed receiver for BAKHU, its assets and liabilities.

2. Mr. Stevens need not post a bond, but shall forthwith file his oath of receiver.

3. Mr. Stevens is hereby given the specific power to:

(a) take immediate control, to the exclusion of all others, over BAKHU and all of its assets, current and historical, including, without limitation, all of BAKHU's cash, bank and deposit accounts; accounts receivable, notes receivable, and other receivables; business investments and interest, whether

legal or equitable, direct or indirect, in other business enterprises; tangible personal property; general intangibles; inventory; investment property; payment intangibles; real property; water rights; claims, causes of action, and choses of action of any kind or nature; instruments, documents, chattel paper, intellectual property, and letter-of-credit rights; and BAKHU's books and records and other papers including the company's shareholder books and records;

(b) manage, maintain, protect and preserve the Receivership Property as reasonably necessary to maximize the value and prevent diminution of its value; take possession of all bank and other deposit accounts of BAKHU and all funds therein; and open, transfer and change all bank and trade accounts relating to BAKHU and the Receivership Property, so that all such accounts are in the name of Mr. Stevens;

(c) close BAKHU's bank accounts and transfer the funds to one or more bank accounts at a bank or banks, financial institutions, mutual funds, brokerage institutions or other commercial depositories in the Denver, Colorado metropolitan area selected by Mr. Stevens, in his name;

(d) collect rents and revenues, income, profits, and other benefits of BAKHU or the Receivership Property;

(e) collect all accounts, accounts receivable, notes receivable, income, profits and proceeds which are part of the Receivership Property or represent proceeds of the Receivership Property; including, as necessary, negotiate and deposit checks made payable to BAKHU into accounts maintained by Mr. Stevens, and, as necessary, to collect and review mail directed to BAKHU in order to collect incoming accounts receivable;

(f) investigate the assets, liabilities and financial situation of BAKHU, and report to this court, within thirty (60) days after entry of this Order, regarding the nature of the assets, liabilities and financial situation of the Receivership Property;

(g) pay expenses, bills, taxes, insurance and other legal obligations of BAKHU;

(h) retain legal counsel and to commence, file and maintain legal proceedings to protect the Receivership Property;

(i) to retain persons to support his efforts, as necessary, to ensure the continued and proper operation of BAKHU;

(j) to retain a new transfer agent, should it be necessary;

(k) to sell any corporate assets to satisfy judgments against BAKHU;

(l) to order dividends, distributions or other such actions to DTC that may be required for dissolution or reorganization of BAKHU;

(m) to do any and all acts necessary and convenient or incidental to the foregoing that the Receiver reasonably deems necessary to manage and preserve the Receivership Property;

(n) to restore any changes by Defendant Corporation such as issuance or cancellation of stock, made during the course of this petition prior to resolution.

(o) to authorize the issuance of Receiver Certificates if required of the Defendant Corporation according to NRS Chapter 78.

4. Upon notice of this Order, BAKHU, and all persons in active concert and participation with it, including, without limitation, their current and former officers and directors, managers, members, agents, attorneys, accountants, banks, the previous, current or future stock transfer agents (currently known as Signature Stock Transfer, Inc.), FINRA, DTCC, contractors, and all who claim under it, be, and the same hereby are, ordered to deliver immediately over to Mr. Stevens or his agents all Receivership Property, endorsed to Mr. Stevens where necessary, and continue to deliver immediately to Mr. Stevens any such property, historical or current, or received at any time in the future and, where necessary or requested, to explain to Mr. Stevens all books, files, and other records relating to the operation, maintenance and management of the Receivership Property including any and all current and historical emails, documents, or business related filings of any kind, and to permit Mr. Stevens the power to prosecute or defend any action to carry out his duties hereunder without interference. Any such person who fails to so act shall be subject to a contempt citation by the Court.

5. Mr. Stevens shall account to the Court for all sums received and expenditures made.

6. Mr. Stevens shall be compensated at the hourly rate of $200.00 for his services hereunder. Mr. Stevens's compensation for services under this Order and his reasonable out-of-pocket expenses shall be paid on a monthly basis. Mr. Stevens shall

submit to any counsel for these proceeding itemized billing statements of his professional services and other expenses.

IT IS SO ORDERED

Dated: Aug 20, 2015

DISTRICT COURT JUDGE

Respectfully Submitted by:

DUBOWSKY LAW OFFICE, CHTD.

By: Amanda Vogler

Peter Dubowsky, Esq
Nevada Bar No. 4972
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
DUBOWSKY LAW OFFICE, CHTD.
300 South Fourth Street, Suite 1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff

DISTRICT COURT CIVIL COVER SHEET A-15-720990-C

Clark County, Nevada

Case No. ______________ XXXII

(Assigned by Clerk's Office)

I. Party Information *(provide both home and mailing addresses if different)*

Plaintiff(s) (name/address/phone):	Defendant(s) (name/address/phone):
Somerset Capital, Ltd.	Bakhu Holdings, Corp. fka Planet Resources Corp.
Attorney (name/address/phone):	**Attorney (name/address/phone):**
Peter Dubowsky, Esq. 400 South Fourth Street, Suite 1020 Las Vegas, NV 89101 702.360.3500	

II. Nature of Controversy *(please select the one most applicable filing type below)*

Civil Case Filing Types

Real Property	Torts	
Landlord/Tenant	**Negligence**	**Other Torts**
☐ Unlawful Detainer	☐ Auto	☐ Product Liability
☐ Other Landlord/Tenant	☐ Premises Liability	☐ Intentional Misconduct
Title to Property	☐ Other Negligence	☐ Employment Tort
☐ Judicial Foreclosure	**Malpractice**	☐ Insurance Tort
☐ Other Title to Property	☐ Medical/Dental	☐ Other Tort
Other Real Property	☐ Legal	
☐ Condemnation/Eminent Domain	☐ Accounting	
☐ Other Real Property	☐ Other Malpractice	

Probate	Construction Defect & Contract	Judicial Review/Appeal
Probate *(select case type and estate value)*	**Construction Defect**	**Judicial Review**
☐ Summary Administration	☐ Chapter 40	☐ Foreclosure Mediation Case
☐ General Administration	☐ Other Construction Defect	☐ Petition to Seal Records
☐ Special Administration	**Contract Case**	☐ Mental Competency
☐ Set Aside	☐ Uniform Commercial Code	**Nevada State Agency Appeal**
☐ Trust/Conservatorship	☐ Building and Construction	☐ Department of Motor Vehicle
☐ Other Probate	☐ Insurance Carrier	☐ Worker's Compensation
Estate Value	☐ Commercial Instrument	☐ Other Nevada State Agency
☐ Over $200,000	☐ Collection of Accounts	**Appeal Other**
☐ Between $100,000 and $200,000	☐ Employment Contract	☐ Appeal from Lower Court
☐ Under $100,000 or Unknown	☐ Other Contract	☐ Other Judicial Review/Appeal
☐ Under $2,500		

Civil Writ		Other Civil Filing
Civil Writ		**Other Civil Filing**
☐ Writ of Habeas Corpus	☐ Writ of Prohibition	☐ Compromise of Minor's Claim
☐ Writ of Mandamus	☐ Other Civil Writ	☐ Foreign Judgment
☐ Writ of Quo Warrant		☒ Other Civil Matters

Business Court filings should be filed using the Business Court civil coversheet.

07/06/15
Date

/s/Amanda Vogler
Signature of initiating party or representative

See other side for family-related case filings.

Electronically Filed
07/06/2015 03:55:53 PM

CLERK OF THE COURT

APPL
Peter Dubowsky, Esq.
Nevada Bar No. 4972
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
DUBOWSKY LAW OFFICE, CHTD.
300 South Fourth Street, Suite 1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff

DISTRICT COURT

CLARK COUNTY, NEVADA

SOMERSET CAPITAL, LTD. Plaintiff, vs. BAKHU HOLDINGS, CORP. fka PLANET RESOURCES CORP., a Nevada corporation; and DOES I-X and ROE CORPORATIONS I-X, inclusive Defendants	Case No.: A-15-720990-C Dept No.: XXXII **PETITION FOR WRIT OF INJUNCTION AND APPOINTMENT OF RECEIVER [NRS 78.630]**

Pursuant to NRS §78.630, Petitioner SOMERSET CAPITAL LTD. by and through its attorney, Peter Dubowsky, Esq., of Dubowsky Law Office, CHTD. hereby applies to this Court for a Writ of Injunction and an Order appointing Petitioner as Receiver of BAKHU HOLDINGS, CORP. f/k/a PLANET RESOURCES CORP., an insolvent Nevada Corporation.

Petitioner's Application is made and based upon the following Memorandum of Points and Authorities, the Exhibits and Affidavit attached hereto, and any oral argument this Court may entertain at the hearing on the matter.

Dated: July 6th 2015

DUBOWSKY LAW OFFICE, CHTD.

By: Amanda Vogler
Peter Dubowsky, Esq.
Attorney for Plaintiff

DUBOWSKY LAW OFFICE, CHTD.

NOTICE OF MOTION/APPLICATION FOR APPOINTMENT OF RECEIVER

TO: ALL PARTIES IN INTEREST AND THEIR ATTORNEYS OF RECORD

Please take notice that the DUBOWSKY LAW OFFICE, CHTD. will bring the foregoing Petition on for hearing on the 20th day of August, 2015, in Department XXXII of the above entitled Court at 9:00AM .m. or as soon thereafter as counsel can be heard.

Signed: [signature]
Peter Dubowsky, Esq.
Attorney for Plaintiff

I. SUMMARY OF MOTION

The Officers and Directors of BAKHU HOLDINGS, CORP. f/k/a PLANET RESOURCES CORP. have abandoned the insolvent corporation's business and have failed to dissolve, liquidate, or distribute its assets. Pursuant to N.R.S. §78.630, any stockholder owning ten (10) percent of the outstanding stock entitled to vote of BAKHU HOLDINGS, CORP. may petition to this Court for a Writ of Injunction and an Order appointing that stockholder as Receiver of the Corporation.

Alexander Deshin, an active voting stockholder of BAKHU HOLDINGS, CORP., is the individual owner of Twenty-Four Million (24,000,000) common stock shares or fifty-three percent (53%) of the outstanding number of shares of the Petitioned Company represented by Certificate #1035 and is attached as **EXHIBIT "1"**. The stockholder has voluntarily, with full knowledge and understanding, appointed Robert L. Stevens, Managing Director of Somerset Capital Ltd., as his proxy in order to fulfill the necessary requirements under NRS §78.630 and said shareholder in his interest as the majority shareholder of this mismanaged, abandoned and insolvent corporation. See Voting Agreement and Irrevocable Proxy dated March 25, 2015 between Robert L. Stevens and Alexander Deshin. – **EXHIBIT "2"**.

Therefore, Petitioner Somerset Capital Ltd., as successor in interest to Mr. Deshin, possesses the proxy for the majority stockholder who owns Twenty-Four Million (24,000,000) common shares or Fifty-Three (53%) percent of the outstanding number of voting shares in BAKHU HOLDINGS, CORP. and hereby applies for appointment as Receiver of BAKHU HOLDINGS, CORP. In order to fully assess the company and its financial standing, a Writ of Injunction is required to prevent further corporate erosion and a Receiver would need to be appointed to move for the dissolution, liquidation, and distribution of its assets or the reorganization of the Company should there be a compelling reason for the Receiver to take such an action.

II. THE LAW

Nevada Revised Statute §78.630(1) states in pertinent part:

> "Whenever any corporation becomes insolvent or suspends its ordinary business for want of money to carry on the business, or if its business has been and is being conducted at a great loss and greatly prejudicial to the interest of its creditors or stockholders... stockholders owning 10 percent of the outstanding stock entitled to vote, may, by petition setting forth the facts and circumstances of the case, apply... for a writ of injunction and the appointment of a receiver or receivers or trustee or trustees." (emphasis added)

Petitioner respectively requests that Robert L. Stevens, Managing Director of SOMERSET CAPITAL LTD., on behalf of shareholder Alexander Deshin, be appointed receiver, based on his expertise and knowledge.

The Defendant corporation was incorporated in the State of Nevada on April 24, 2008 and is currently in revoked status. Pursuant to the Nevada Secretary of State, the Registered Agent's status is active.

As a result of the apparent failure and/or inability of the Board of Directors and/or officers of the Corporation to act in managing the affairs of the Defendant Corporation, the

Defendant Corporation has failed to prepare and file other reports as required by OTC Markets, DTCC and FINRA. The Defendant Corporation is a public company and a registrant with the United States Securities and Exchange Commission. The Defendant Corporation's most recent filing with the United States Securities and Exchange Commission (SEC) is a 10Q for the period ending April 30, 2011. Since that time, the Defendant corporation has failed to prepare and file periodic reports pursuant to the Securities Exchange Act of 1934 (15. U.S.C. §78a, *et seq.*) and the rules and regulations promulgated thereunder (17 C.F.R. §240.0-1, *et seq.*) as required by the Securities and Exchange Commission.

As a public company, the Defendant Corporation has further obligations to keep the general public, its creditors and its shareholders informed of actions taken by the Defendant Corporation including, but not limited to, filing periodic financial information. The Defendant Corporation can take affirmative steps to terminate their deficient status, but it has not done so. As a result of the failure and/or inability of the Board of Directors and/or officers of the Defendant corporation to act in managing the affairs of the Defendant corporation, the company has failed to prepare and file periodic reports pursuant to FINRA and the DTCC rules including the requirements to keep current and active their account on the OTC Markets public website for creditors, shareholders and the investing public. The most recent financial report for the Corporation, a 10Q, was filed with the OTC Markets Group on April 30, 2011.

In compliance with NRS 78.630(1), Petitioner hereby applies for a Writ of Injunction and Receivership of BAKHU HOLDINGS CORP. f/k/a PLANET RESOURCES CORP., and submits the attached affidavit attesting to the following information: See Affidavit of Robert L. Stevens ("Affiant"): – (Attached as **EXHIBIT "3"**).

1. Affiant is an officer and director of Petitioner, SOMERSET CAPITAL LTD. in this action and makes this Affidavit upon his own personal knowledge.

2. Affiant is a resident of Denver, Colorado.

3. Affiant is an authorized officer of Plaintiff, a Colorado Limited Company (LTD).

4. SOMERSET CAPITAL LTD. is in good standing with the Secretary of the State of Colorado.

5. Plaintiffs are proxy voting majority shareholders of Defendant BAKHU HOLDINGS, CORP. a revoked Nevada Corporation, f/k/a PLANET RESOURCES, CORP. ("Defendant Corporation") and have standing to bring this action.

6. Majority shareholder, Alexander Deshin, executed a Voting Agreement and Irrevocable Proxy dated March 25, 2015 appointing Robert L. Stevens of SOMERSET CAPITAL LTD. as his proxy under NRS §78.345 for the best interest of the stockholders.

7. Mr. Deshin owns 24,000,000 (24M) common shares of BAKHU HOLDINGS CORP. or approximately 53% of the outstanding number of shares. A copy of Mr. Deshin's stockholder certificate is attached as **Exhibit "1"**.

8. The Defendant Corporation is in default with the Secretary of State of Nevada. The Defendant's Charter expired on April 30, 2013. The Defendant Corporation's current status with the Nevada Secretary of State reads "revoked."

9. The registered agent is active.

10. Management of BAKHU HOLDINGS, CORP. has abandoned its obligations.

11. BAKHU HOLDINGS, CORP. due to the absence of its managers and mismanagement of the company has failed to file required and necessary documents with the Secretary Of State of Nevada, as well as certain required disclosure and financial information under state and federal securities laws.

12. The lack of management has created a difficulty for shareholders in transferring their shares creating potential settlement and clearing issues.

13. Due to the failure to file, the company is in immediate jeopardy of a proceeding by the United States Securities and Exchange Commission (SEC) due to a new enforcement task force created to compel public companies to provide certain disclosure to protect the investing public.

14. The role of a Receiver is to safeguard and protect assets of the company from theft and waste for the benefit of the creditors and shareholders. Without the appointment of a Receiver to address the issues outlined above, the assets of the business are threatened with irreparable injury to the detriment of the creditors and shareholders.

15. Robert Stevens has served as court appointed receiver in identical situations in his past, and has been successful in resolving issues such as the ones facing BAKHU HOLDINGS CORP. including SEC, DTC, FINRA and the Nevada Secretary of State compliance.

16. As receiver, Mr. Stevens would be given specific powers to:

(a) Take immediate control, to the exclusion of all others, over BAKHU and all of its assets, current and historical, including, without limitation, all of BAKHU's cash, bank and deposit accounts; accounts receivable, notes receivable, and other receivables; business investments and interest, whether legal or equitable, direct or indirect, in other business enterprises; tangible personal property; general intangibles; inventory; investment property; payment intangibles; real property; water rights; claims, causes of action, and choses of action of any kind or nature; instruments, documents, chattel paper, intellectual

property, and letter-of-credit rights; and BAKHU's books and records and other papers including the company's shareholder books and records;

(b) Manage, maintain, protect and preserve the Receivership Property as reasonably necessary to maximize the value and prevent diminution of its value; take possession of all bank and other deposit accounts of BAKHU and all funds therein; and open, transfer and change all bank and trade accounts relating to BAKHU and the Receivership Property, so that all such accounts are in the name of Mr. Stevens;

(c) Close BAKHU's bank accounts and transfer the funds to one or more bank accounts at a bank or banks, financial institutions, mutual funds, brokerage institutions or other commercial depositories in the Denver, Colorado metropolitan area selected by Mr. Stevens, in his name;

(d) Collect rents and revenues, income, profits, and other benefits of BAKHU or the Receivership Property;

(e) Collect all accounts, accounts receivable, notes receivable, income, profits and proceeds which are part of the Receivership Property or represent proceeds of the Receivership Property; including, as necessary, negotiate and deposit checks made payable to BAKHU into accounts maintained by Mr. Stevens, and, as necessary, to

collect and review mail directed to BAHKU in order to collect incoming accounts receivable;

(f) Investigate the assets, liabilities and financial situation of BAKHU, and report to this court, within thirty (60) days after entry of this Order, regarding the nature of the assets, liabilities and financial situation of the Receivership Property;

(g) Pay expenses, bills, taxes, insurance and other legal obligations of BAKHU;

(h) Retain legal counsel and to commence, file and maintain legal proceedings to protect the Receivership Property;

(i) To retain persons to support his efforts, as necessary, to ensure the continued and proper operation of BAKHU;

(j) To retain a new transfer agent, should it be necessary;

(k) To sell any corporate assets to satisfy judgments against BAKHU;

(l) To order dividends, distributions or other such actions to DTC that may be required for dissolution or reorganization of BAKHU;

(m) To do any and all acts necessary and convenient or incidental to the foregoing that the Receiver reasonably deems necessary to manage and preserve the Receivership Property; and

(n) To restore any changes by Defendant corporation, such as issuance or cancellation of stock, made during the course of this petition prior to resolution.

(o) To authorize the issuance of Receiver Certificates if required of the Defendant Corporation according to N.R.S. Chapter 78.

17. The OTC Markets show the Defendant Corporation's latest interim financial update, a 10Q, to the public as of April 30, 2011.

18. The OTC Markets have a "stop sign" on the Defendant Corporation's stock profile noting the following risk to any investor and the general public:

> No Information: Indicates companies do not provide disclosure. Publicly traded companies that do not provide information to investors should be carefully researched before making any investment decision.

Defendant can take affirmative steps to alleviate this revoked status, but it has not done so.

19. Defendant is a publicly traded company responsible to its shareholders and to the "street" to follow the industry rules and to keep its stock active for shareholders, broker dealers, clearing firms and the Depository Trust Company. The Depository Trust Company has placed a "chill" on the stock and the Defendant Corporation has not taken affirmative steps to alleviate this status causing harm to its shareholders.

20. The transfer agent has placed a "chill" on the stock and possesses a security lien on the shareholder records. Defendant can take affirmative steps to alleviate this status and remove the "chill" on its stock, but it has not done so.

21. As a result of the failure and/or inability of the Board of Directors and/or officers of the Defendant Corporation to act in managing the affairs of Defendant, the

Defendant Corporation has failed to prepare and file other reports and financials as required to be filed by OTC Markets.

22. As a result of the failure and/or inability of the Board of Directors and/or officers of the Defendant Corporation to act in managing the affairs of Defendant, the Defendant Corporation has failed to prepare and file other reports required to be filed with the Nevada Secretary of State.

23. As of this date, the Board of Directors and/or officers of the Defendant Corporation have not wound up its affairs or taken any action to indicate a cessation of its business.

24. As a result of the failure and/or inability of the Board of Directors and/or officers of the Defendant Corporation to act in managing the affairs of the corporation for whatever reasons, (i) irreparable injury to the Defendant Corporation is threatened and has already been sustained and suffered, (ii) the business and affairs of the Defendant Corporation are no longer being, and cannot be, conducted to the advantage of the shareholders, (iii) the Board of Directors and officers of the Defendant Corporation have acted, are acting and will continue to act in a manner that is illegal, oppressive and/or fraudulent, (iv) the Defendant Corporation's assets, mainly including its trading and market value for its securities, are being misapplied and/or wasted as no shareholder can currently trade or transfer their stock securities causing their stock to be worthless.

25. Plaintiff's rights as a shareholder of the Defendant cannot be determined or preserved without a Writ of Injunction and the appointment of a receiver of the Defendant Corporation.

26. The value of Plaintiff's interest as a shareholder of the Defendant Corporation are aligned with every other shareholder, both within and outside the State of Nevada, and as

similarly situated, and would benefit from the appointment of a receiver of the Defendant Corporation.

27. Plaintiff, Robert L. Stevens, has been a successful Nevada Court Appointed Receiver thirteen times and has successfully worked with the Nevada Secretary of State, the SEC, DTCC, FINRA and OTCMarkets while performing his Receivership duties.

28. Therefore, issuance of a writ of injunction against Defendant Corporation is an appropriate remedy pursuant to N.R.S. §78.630.

29. Therefore, appointment of a receiver of Defendant Corporation is an appropriate remedy pursuant to N.R.S. §78.630.

30. Affiant has no conflict of interests and wishes the Court to appoint him as receiver.

31. If called to testify as a witness, Affiant is competent and would testify to the facts set forth in the Affidavit.

Plaintiff believes, on information and belief, that the Corporation has not wound up its affairs, nor taken any other action to indicate a cessation of its business activities. The issuance of a writ of injunction and the appointment of a receiver in this matter will conserve, preserve, protect and administer et al BAKHU HOLDINGS, CORP. a Nevada corporation f/k/a PLANET RESOURCES CORP. assets which are at grave risk, considering the mission of the new SEC task force. Assets which would be subject to the receivership include, but are not limited to BAKHU HOLDINGS, CORP. a Nevada corporation f/k/a PLANET RESOURCES CORP. stocks, the corporation's name, and any other assets and interests it possesses. A writ of injunction should be issued to prevent further erosion of corporate and stockholder interests. A receiver should also be appointed to conserve, preserve, protect and administer BAKHU HOLDINGS, CORP. a Nevada corporation f/k/a PLANET RESOURCES CORP. assets and to

ultimately dispose of said assets and distribute the proceeds thereof in accordance with the further orders of this Court.

CONCLUSION

WHEREFORE, the Plaintiff requests this Honorable Court to issue a writ of injunction and allow the Plaintiff to be appointed as receiver for the Defendant Corporation pursuant to N.R.S. 78.630 and grant it the authority to conduct business including the issuance of Receiver Certificates if required of the Defendant Corporation according to N.R.S. Chapter 78.

Dated: July 6th, 2015

DUBOWSKY LAW OFFICE, CHTD.

By: [signature]

Peter Dubowsky, Esq.
Nevada Bar No. 4972
Amanda C. Vogler, Esq.
Nevada Bar No. 13609
300 South Fourth Street
Tenth Floor Suite 1020
Las Vegas, Nevada 89101
(702) 360-3500
Fax (702) 360-3515
Attorney for Plaintiff